For Immediate Release
Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports Fourth Quarter Revenue Increase of 64% to $10.3 million

•	Quarterly Revenue Increases 16% from Prior Quarter
•	Company Expects Annual Revenue Growth of 45% in 2007
•	Announces Stock Repurchase Program

NEW YORK, NY - February 8, 2007 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced financial results for the fourth quarter ended December 31, 2006.

Revenue for the fourth quarter was $10.3 million, a 64% increase from the fourth quarter of 2005, and a 16% sequential increase versus the third quarter of 2006. Revenue for the full year 2006 was $33.5 million, a 50% increase from $22.3 million in the prior year. Revenue growth was due primarily to expansion of existing deployments of TimpaniTM Sales & Marketing, continuing strong sales of LivePerson Pro to small and mid-size business customers, as well as the impact of the midyear acquisition of Proficient Systems. Excluding the impact of Proficient in both the third and fourth quarters, organic sequential quarterly revenue growth was approximately 15%.

“The fourth quarter was a very strong finish for us,” CEO Robert LoCascio said. “It capped off a terrific year where we delivered 50% revenue growth, solidified our position as a market leader in proactive online sales support and completed the acquisition of Proficient Systems.”

LivePerson signed several new blue-chip clients during the quarter including Verizon Wireless, Panasonic, Sandals & Beaches Resorts and Halifax Bank of Scotland, and expanded business with several existing customers including Royal Bank of Scotland, Bluefly and one of the nation’s largest home improvement retailers.  With the expansion at Royal Bank of Scotland and the signing of Halifax Bank of Scotland, LivePerson now counts two of the top five banks in the United Kingdom as customers.

Through the acquisition of Proficient, the company solidified or expanded business with global leaders in technology services, internet networking and financial services.

Net income for the fourth quarter of 2006 was $1.2 million or $0.03 per share as compared to net income of $1.1 million or $0.03 per share in the fourth quarter of 2005, and net income of $0.3 million or $0.01 per share in the third quarter of 2006. Net income for the year was $2.2 million or $0.05 per share, as compared to $2.5 million or $0.06 per share in the prior year.

Included in the net income for the three and twelve months ending December 31, 2006 is a net tax benefit of $0.4 million, resulting from a partial release of the company’s valuation allowance against deferred tax assets based on current estimates of future taxable income.

Also included in the net income figures for the three and twelve months ended December 31, 2006 is the impact of amortization of stock-based compensation expense of $0.6 million and $2.2 million respectively, related to the adoption of SFAS No. 123(R). There was no stock-based compensation expense in the prior year periods as the company was not required to adopt SFAS No. 123(R) until January 1, 2006.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) for the fourth quarter of 2006 was $1.9 million as compared to $1.3 million in the fourth quarter of 2005 and $1.3 million in the third quarter of 2006. EBITDA for the year was $5.3 million as compared to $4.0 million in the prior year.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and stock-based compensation. A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

The Company’s cash balance increased by $4.6 million or 27% to $21.7 million at December 31, 2006 as compared to the prior year.

Financial Expectations
The company currently expects the following financial results:

•	Revenue of $10.8-$10.9 million for the first quarter of 2007
•	EBITDA of $0.05 per share and GAAP EPS of $0.02 for the first quarter of 2007
•	Revenue of $48.5 - $49.5 million for the full year 2007
•	EBITDA of $0.24 per share and GAAP EPS of $0.09 for the full year 2007
•	An assumed effective tax rate of 42% for the full year 2007

These GAAP EPS expectations already include the estimated impact of a change in accounting policy related to adopting SFAS 123(R) as of January 1, 2006. This change is expected to decrease net income per share by $0.08 and $0.02, for the full year 2007 and the first quarter of 2007, respectively. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

Stock Repurchase Program

As part of the company's ongoing strategy to enhance value to its stockholders, the company's Board of Directors continues to evaluate the most appropriate actions to best utilize LivePerson's excess cash balances.  Recognizing that historical volatility in the company's stock price has on occasion resulted in prices at which the Board felt that the company's stock was undervalued, the Board has approved a stock repurchase program to give the company the ability to repurchase its shares, only if and when such occasions arise in the future and it would be in the best interest of stockholders to do so.  The stock repurchase program authorizes the company to repurchase shares of its common stock, in the open market or privately negotiated transactions, at times and prices considered appropriate by the company depending upon prevailing market conditions and other corporate considerations.  The program limits the company to an aggregate purchase price of $8 million. It is expected that repurchases, if any, would be completed no later than the end of the first quarter of 2008.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total revenue	$10,347	$6,316	$33,521	$22,277

Operating expenses:
Cost of revenue	2,376	1,300	7,621	4,297
Product development	1,783	672	5,062	2,699
Sales and marketing	3,258	2,086	11,864	6,975
General and administrative	1,853	1,058	6,542	4,458
Amortization of intangibles	472	232	1,383	931
Total operating expenses	9,742	5,348	32,472	19,360

Income from operations	605	968	1,049	2,917

Other income, net	202	117	715	300

Income before provision for income taxes	807	1,085	1,764	3,217

Benefit from (provision for) income taxes	438	63	438	(675)

Net income	$1,245	$1,148	$2,202	$2,542

Basic net income per common share	$0.03	$0.03	$0.06	$0.07

Diluted net income per common share	$0.03	$0.03	$0.05	$0.06

Weighted average shares outstanding used in basic net
income per common share calculation	40,979,922	37,750,875	39,680,182	37,557,722

Weighted average shares outstanding used in diluted net
income per common share calculation	44,591,617	40,616,738	43,345,232	39,885,328

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income in accordance with generally
accepted accounting principles	$1,245	$1,148	$2,202	$2,542
Add/(less):
(a) Amortization of intangibles	472	232	1,383	931
(b) Stock-based compensation	600	-	2,179	-
(c) Depreciation/Loss on disposal of fixed assets	216	56	666	171
(d) Benefit from (provision for) income taxes	(438)	(63)	(438)	675
(e) Interest income, net	(202)	(117)	(715)	(300)
EBITDA (1)	$1,893	$1,256	$5,277	$4,019
Diluted EBITDA per common share	$0.04	$0.03	$0.12	$0.10

Weighted average shares used in diluted EBITDA
per common share	44,591,617	40,616,738	43,345,232	39,885,328

EBITDA	$1,893	$1,256	$5,277	$4,019
Add/(less):
Changes in operating assets and liabilities	(316)	255	(2,025)	263
Provision for doubtful accounts	8	-	38	30
Benefit from (provision for) income taxes	438	63	438	(675)
Tax benefit from employee stock option exercises	-	(32)	-	666
Interest income, net	202	117	715	300
Net cash provided by operating activities	$2,225	$1,659	$4,443	$4,603

(1) Earnings before interest, taxes, depreciation, amortization and stock-based compensation.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	December 31, 2006	December 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$21,729	$17,117
Accounts receivable, net	4,269	1,727
Prepaid expenses and other current assets	1,317	591
Total current assets	27,315	19,435

Property and equipment, net	1,124	575
Intangibles, net	2,640	790
Goodwill	7,865	-
Deferred tax assets, net	1,580	-
Security deposits	299	180
Other assets	684	446
Total assets	$41,507	$21,426

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$813	$346
Accrued expenses	3,754	1,803
Deferred revenue	3,256	1,618
Deferred tax liabilities, net	259	-
Total current liabilities	8,082	3,767

Other liabilities	684	446

Commitments and contingencies

Total stockholders' equity	32,741	17,213
Total liabilities and stockholders' equity	$41,507	$21,426

About LivePerson
LivePerson (Nasdaq: LPSN) is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email, voice and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s TimpaniTM platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 5,000 companies including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon, rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure
Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and stock-based compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the current civil and political unrest in that region; our history of losses; potential fluctuations in our quarterly and annual results; impairments to goodwill that result in significant charges to earnings; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.